UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 28, 2015

PTC Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02.                      Results of Operations and Financial Condition.

On October 28, 2015, PTC Inc. announced its financial results for its fourth quarter and fiscal year ended September 30, 2015.  PTC also posted a copy of its supplemental prepared remarks about the completed periods on the Investor Relations section of its website at www.ptc.com.  Copies of the press release and the prepared remarks are furnished herewith as Exhibits 99.1 and 99.2, respectively.

Item 2.05.                          Costs Associated with Exit or Disposal Activities.

On October 23, 2015, PTC committed to a plan to restructure its workforce and consolidate select facilities in order to reduce its cost structure and to realign our investments with our highest growth opportunities.  The restructuring is expected to result in a charge of approximately $40 million to $50 million, which is primarily attributable to termination benefits, substantially all of which will be recorded in PTC's first fiscal quarter ending January 2, 2016.  The restructuring will result in cash expenditures of approximately $40 million to $50 million, which we expect will primarily be paid over the first three quarters of fiscal 2016.  PTC expects that the annualized effect of the expense reductions, offset by investments in our business, will be approximately $17 million.

Section 9 - Financial Statements and Exhibits

Item 9.01.                      Financial Statements and Exhibits.

(d)            Exhibits.

99.1	PTC Inc. press release dated October 28, 2015.
99.2	Prepared remarks posted by PTC Inc. on October 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: October 28, 2015	By:	/s/Andrew Miller
Andrew Miller
Executive Vice President and Chief Financial Officer